Exhibit 99.2

CONFIDENTIAL	04.11.16

T2 Biosystems

2016 First Quarter preliminary conference call

April 11, 2016

Operator:

Good afternoon, ladies and gentlemen.  Thank you for standing by.  Welcome to the T2 Biosystems 2016 first quarter preliminary Results Conference Call.  During today’s prepared remarks, all participants will be in a listen-only mode.  Following the prepared remarks, the conference will be open for questions.  If you’d like to ask a question, please press star, one on your touch-tone telephone.  If you are using speaker equipment today, please lift the handset before making your selection.

At this time, I’d like to turn the conference over to Matt Clawson with Pure Communications.  Please go ahead, sir.

Matt Clawson:

Thank you,           .  Good afternoon, everyone.  Thanks for joining us for today’s call.  On the call to discuss this afternoon’s release, which disclosed some preliminary metrics for the first quarter, are president and CEO, John McDonough, Chief Financial Officer, Moe Castonguay and Chief Commercial Officer, David Harding.  John will lead off the call with some prepared remarks followed by a question-and-answer period.

I’d like to remind everyone that comments made by management and responses to questions today will include forward-looking statements.  Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.  Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10K filed with the SEC on March 9, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

With that, I’d like to turn the call over to CEO John McDonough for his opening comments.  Good afternoon, John.

John McDonough:

Thanks, Matt, and good afternoon, everyone. Thank you for taking the time to join us on the call today.

After the close of the market, we issued a press release announcing preliminary financial results for the first quarter of 2016.  As part of that announcement, we indicated the number of hospital commitments closed in Q1, 2016 along with the anticipated revenue levels.  In the interest of transparency, we wanted to provide these results ahead of the Needham Financial conference, which we will be presenting at tomorrow morning and answer any questions you may have.

As we detailed in the release, we closed three hospital accounts in the United States in the quarter, which was less than we had anticipated and projected on our 2015 fourth quarter and full year results call. Additionally, we closed two customer accounts in Europe through our new distribution partners - ahead of our plan to close the first accounts in Europe during the second half of this year.  When we had our fourth quarter earnings call, we stated that we expected relatively flat contract commitments in the first quarter relative to the fourth quarter of 2015 due to seasonal contracting cycles.  Additionally, we were projecting that a number of the US commitments would close in the second half of the first quarter, similar to prior quarters as we have discussed in the past.

Unfortunately, predicting contract close rates over a short period such as a fiscal quarter in the early stages of product adoption is challenging and we saw the customer purchasing cycles for many of these opportunities slip in timing beyond quarter end.

In addition, the rapid expansion of the number of hospitals utilizing the platform diverted some attention from our sales force, as we had to direct more resources to servicing new accounts and educating clinicians within hospitals on testing patients. As a result, we have hired additional sales representatives, including clinical specialists focused on managing the hospital adoption process.  This has freed up resources, and we are confident we have the sales force appropriately structured to ensure we can meet the needs of our clients while pursuing new commitments.

Importantly, market demand for our platform remains robust, and we are not aware of any hospitals targeted for close in the first quarter that have decided not to move forward with adoption.  We recognize that predicting the timing of close rates in the early stages of product adoption is difficult, especially for a revolutionary value proposition such as the one we are introducing to hospitals.  The feedback we continue to receive from hospitals only serves to further demonstrate the confidence we have in the long-term market opportunity.

We have completed a deep analysis of our sales pipeline and while we believe we can still achieve our original goal for 2016, we are taking a prudent approach and adjusting our target to 45 to 65 commitments globally in light of the slow start.  We certainly believe our original target of 60 new US accounts is still achievable, but we’re also realistic and we recognize that this quarter represents a lost opportunity in terms of where we thought we would have ended.  As we progress through the year and gain greater insight into how fast and successfully we are closing accounts in the pipeline, we will update you on all of our targets.

Despite the lower than expected Q1 performance, overall we remain very optimistic with where the business is and we expect to see a significant uptick in closed accounts in Q2. Beyond the hospital contracts closed in the United States, we closed 3 distribution agreements in Europe during the quarter, ahead of our goal of 2. This enabled us to secure the two orders for placement of T2Dx instruments at customer sites in Europe, where our original expectation had been to close the first customer placements in the second half of 2016. We are very excited about the depth and experience of our new distribution partners and their early success is a demonstration of their capabilities and the need for our products in Europe.

We are happy to report that seven additional customers completed their verification process and began testing patients in Q1. Revenue for Q1 is expected to be approximately $1 million, with quarter to quarter growth in product revenue of approximately 20%. Approximately 40% of the first quarter’s revenue is expected to be from the sale of consumables tests related to T2Candida with the balance from research projects.

As hospitals go live and begin testing patients, we are continuing to see great results in T2Candida identifying candidemic patients that are being missed by blood culture, identifying patients earlier and seeing a reduction in the use of antifungal drugs. For example, one large hospital with which we closed at the end of December completed installation and verification in January and February and went on line in testing patients in March. They tested about 60 patients in March, four of which were positive. Blood culture had completely missed two of these infections. Additionally, their clinicians are aggressively reducing their use of antifungal drugs based on negative T2Candida test results — providing the hospital with significant cost savings, and eliminating the risk of providing toxic drugs to patients who don’t need them. Personnel at this hospital have indicated they are happy with the roll out and are now planning to expand the patient population they are testing.

We expect to see several presentations and posters at the upcoming ASM conference in June, from T2Candida customers who will be sharing their experiences and talking about the economic savings they are realizing as they adopt our technology. We believe these presentations and stories will help accelerate adoption in a larger number of accounts.

At the same time, it seems clear that the introduction of T2Bacteria into the market will make a big difference in driving overall adoption. While the need for rapid detection of bacterial sepsis is comparable to candida sepsis, we believe there is a broader market appreciation for bacterial sepsis which will likely drive adoption of the platform more broadly. Enrollment of patients in the T2Bacteria clinical trial remains on track and if we can stay on a similar timeline as what we experienced with T2Candida, we expect to be in the market with FDA clearance early next year.

While we remain in this period of early adoption of T2Candida and prepare for the launch of T2Bacteria, we continue to make the necessary investments to build out our Sales team and commercial infrastructure. As of March 31, we had 19 sales reps and clinical specialists on board and expect to achieve our target of having 20 people on board by the end of Q2. We do not plan to make any significant additions to the size of the sales team before the second half of this year, reflecting our focus on taking a prudent approach to managing our balance sheet and cash reserves.

Before I hand it over for questions, it is important to note that we are all very excited about the reception we are receiving in the hospital community, the momentum we have established and the vast commercial opportunity ahead of us. We remain optimistic that 2016 will be a successful year with increasing adoption and use of the T2Candida diagnostic panel in a growing number of hospitals, both in the U.S. and Europe, which will set a strong foundation for our expected launch of T2Bacteria in 2017.

Our sales pipeline is solid and we are seeing opportunities emerging that are similar to what we reported on our fourth quarter call, where two of the account wins were with large hospital systems that plan to utilize T2Candida in up to 22 hospitals in one case, and up to 14 hospitals in the second case. For example, of our 3 closes in the United States in Q1, one is a major regional reference lab that services many hospitals and another is one of the top Department of Defense hospitals treating critically wounded patients. We continue to believe that our technology is a game changer and hospitals are seeing the real benefits — both financially and from a health perspective — to utilizing our offering.

We will provide a full update for the quarter when we release our 2016 first quarter results in about four weeks and we look forward to reporting back in Q2 on results that we believe will look quite different than Q1.

Operator, I’d now like to turn the call over for questions.